SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):
October 21, 2004

ALLIANCE DATA SYSTEMS CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-15749	31-1429215
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

17655 WATERVIEW PARKWAY
DALLAS, TEXAS 75252
(Address and Zip Code of Principal Executive Offices)

(972) 348-5100
(Registrant’s Telephone Number, including Area Code)

NOT APPLICABLE
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 1.01. Entry into Material Definitive Agreement
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
SIGNATURES

ITEM 1.01. Entry into Material Definitive Agreement

     On October 21, 2004, Alliance Data Systems Corporation and certain of its subsidiaries (collectively, the “Company”) entered into amendments to the Company’s three credit facilities. Collectively, the three amendments increased the aggregate amount of revolving commitments under the three credit facilities from $400 million to $435 million.

     The amendment to the 3-year credit facility increased the amount of revolving commitments thereunder from $150 million to $200 million. The amendment to the 364-day credit facility increased the amount of revolving commitments thereunder from $150 million to $185 million. The amendment to the Canadian credit facility decreased the amount of revolving commitments thereunder from $100 million to $50 million. After giving effect to the three amendments, the aggregate amount of revolving commitments under the three credit facilities is $435 million. In addition, the amendments increased the aggregate amount of commitments permitted under the three credit facilities from $450 million to $500 million. As a result, the Company has the right to obtain commitments under the three credit facilities for an additional $65 million in the aggregate without having to amend the credit facilities. Except as set forth above, the remaining terms of each credit facility remain unchanged.

ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     See discussion in Item 1.01 which is incorporated herein by reference.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Data Systems Corporation
Date: October 21, 2004	By:	/s/Edward J. Heffernan
Edward J. Heffernan
Executive Vice President and Chief Financial Officer

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